Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (this “Agreement”) is made and entered into as of April 30, 2013 by and between the undersigned individual (“Employee”) and FelCor Lodging Trust Incorporated (“Employer”) (each of Employer and Employee may be referred to herein as a “Party,” and collectively, they may be referred to herein as the “Parties”).

1.    Release and Waiver Agreement. Employee acknowledges and understands that this Agreement is a release and waiver contract and that this document is legally binding. Employee and Employer understand and acknowledge that by executing this Agreement, each party has confirmed that it has read and understood each provision and agrees to all of the provisions set forth in this Agreement.

2.    Claims Covered by Agreement. Employee and Employer acknowledge and understand that this Agreement applies only to claims that accrue or have accrued prior to the Effective Date of this Agreement, which Effective Date shall be upon the expiration of seven (7) days after Employee signs this Agreement without revocation. Employee acknowledges and agrees that certain benefits provided for under this Agreement are conditioned upon Employee’s execution and delivery of an affirmation in the form attached hereto as Exhibit A (the “Affirmation”) to Employer within five (5) days following the Termination Date (as defined below), for which the Effective Date shall be upon the expiration of seven (7) days after Employee signs the Affirmation without revocation.

3.    Transition; Termination of Employment. Employee’s employment with Employer is terminated effective on the earliest to occur of: (x) the termination date set forth on Exhibit B attached hereto (the “Severance Schedule”), (y) the date immediately preceding the date on which Employee commences employment with a new employer, and (z) such earlier date as may be determined by the Parties (such date, whether described in clause (x), (y) or (z), being the “Termination Date”). Employee’s service as Employer’s Executive Vice President and Chief Financial Officer shall end effective June 30, 2013, or such earlier date as the Parties may determine (the “Transition Date”), after which date, Employee shall remain an employee of Employer through the Termination Date, and his base salary or annual bonus formula shall remain unchanged.

4.    Severance Benefits. In exchange for the promises and/or covenants of Employee contained herein, subject to the provisions contained within this Agreement, Employer shall pay to Employee the severance benefits set forth on the Severance Schedule (the “Severance Benefits”).

A.    Withholding; Payment; Additional Tax Considerations. Employer’s payment of the Severance Benefits is subject to applicable federal, state, and local taxes and withholding. This Agreement shall be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Code, and Employee shall not, directly or indirectly, designate the taxable year of a payment made under this Agreement. The portion of any payment under this Agreement that is paid within the “short-term deferral period” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short term deferral and not aggregated with other plans or payments. Any other portion of the payment that does not meet the short term deferral requirement shall, to the maximum extent possible, be deemed to satisfy the exception from Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) for involuntary separation pay and shall not be aggregated with any other payment. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Any amount that is paid as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), or within the involuntary separation pay limit under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) shall be treated as a separate payment. Notwithstanding any provision of this Agreement to the contrary, if Employer determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, Employer may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that Employer determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that no such amendments or adoption of other policies and procedures will reduce the amount of any compensation or benefit Employee otherwise would be entitled to under this Agreement without the written consent of Employee. All taxable expense reimbursement payments and in-kind benefits provided to Employee are intended to be structured in compliance with Section 409A of the Code, and reimbursements shall be paid by Employer to Employee by no later than the end of the calendar year following the calendar year in which Employee incurs such expenses.

B.    Acknowledgement. Employee acknowledges and agrees that the Severance Benefits provided as set forth in this Agreement and on the Severance Schedule constitute the totality of all benefits of any kind due and owing to Employee and that upon execution and delivery of this Agreement, Employee shall be entitled to no other benefits, payments, distributions, transfers, penalties or other amounts or consideration of any kind from Employer as a consequence of, relating to or in connection with Employee’s employment by the Employer or the termination of such employment by the Employer as contemplated hereby.

5.    Consultation with Attorney, Review Period, and Revocation Period.

A.    Employee is advised, and acknowledges that he has been advised, to consult with an attorney prior to executing this Agreement and the Affirmation concerning the meaning, import, and legal significance of this Agreement and the Affirmation. Employee acknowledges that he has read this Agreement and the Affirmation, as signified by Employee’s signature hereto, and is voluntarily executing the same after advice of counsel for the purposes and consideration herein expressed.

B.    Employee acknowledges that he has been provided with a period of at least twenty--one (21) days within which to consider, review, and reflect upon the terms of this Agreement and the Affirmation. Any discussions about or changes to this Agreement or the Affirmation, whether material or immaterial, do not restart the running of the 21-day period.

C.    Employee has seven (7) days in which he may revoke this Agreement or the Affirmation after he signs it. This Agreement and the Affirmation shall not be effective until the expiration of seven (7) days after Employee signs it without revocation. Any amounts payable under this Agreement shall be paid no sooner than the expiration of seven (7) days after Employee satisfies all conditions precedent to Employer’s obligation to make such payments. Any revocation of this Agreement or the Affirmation must be delivered to

Employer’s General Counsel prior to the expiration of seven (7) days after Employee signs this Agreement or the Affirmation.

6.    Release. In exchange for the promises and/or covenants of Employer contained herein and subject to the provisions contained within this Agreement, Employee covenants and agrees as follows:

A.    Release and Waiver by Employee. For and in consideration of the Severance Benefits referenced above, as well as the covenants and/or promises contained herein, the receipt and sufficiency of which are hereby acknowledged, Employee, on behalf of Employee and Employee’s family, assigns, representatives, agents, heirs and/or attorneys, if any, hereby covenants not to sue and fully, finally, and forever releases, acquits and discharges Employer, along with its former and present parents, subsidiaries, and/or affiliates, along with its predecessors, successors and/or assigns, if any, as well as their respective former and present officers, administrators, directors, shareholders, general or limited partners, representatives, agents, employees and/or attorneys, if any, jointly and severally (collectively, the “Released Parties”), from any and all claims, demands, actions, liabilities, obligations and/or causes of action of whatever kind or character, whether known or unknown, which Employee or anyone on Employee’s behalf or for Employee’s benefit has or might claim to have against the Released Parties for any and all injuries, harm, damages (actual and punitive), penalties, costs, losses, expenses, attorneys’ fees and/or liability or other detriment, if any, whatsoever and whenever incurred or suffered by Employee arising out of, relating to, or in connection with any transaction or occurrence which transpired prior to the execution of this Agreement, including, without limitation:

(i)    any claim under federal, state, or local law which provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination and retaliation claims, such as claims or causes of action under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Texas Commission on Human Rights Act, as amended, Texas Labor Code § 21.001, et seq.; or any other statute prohibiting discrimination or retaliation in employment under any federal, state, or local law;

(ii)    any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.(“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement: (a) Employee has been advised to consult with an attorney before signing this Agreement; (b) Employee is not waiving any rights or claims under the ADEA that may arise after the date on which he executes this Agreement; (c) Employee has twenty-one (21) days from the date he is presented with this Agreement to decide whether or not to sign the Agreement and Affirmation, although Employee may choose to sign any time earlier; (d) Employee has seven (7) days after signing this Agreement and Affirmation to revoke, and Employee’s waiver and release of ADEA claims will not be effective until that revocation period has expired; and (e) Employee hereby acknowledges and agrees that he is knowingly and voluntarily waiving and releasing his rights and claims only in exchange for consideration; and

(iii)    any claims for unpaid or withheld wages, relocation allowances or benefits, other benefits, commissions, bonuses or profit-sharing, wrongful discharge, breach of contract, breach of fiduciary duty, promissory estoppel, fraud, breach of any implied covenants, assault, battery, negligence, defamation, invasion of privacy, slander, intentional infliction of emotional distress, or any other contract, tort, or statutory claim.

Employee acknowledges and agrees that the payment of monies hereunder constitutes monies to which Employee was not previously entitled and, further, that the payment of monies hereunder constitutes fair and adequate consideration for the execution of this Agreement.

B.    Covenant Not to Sue and Indemnification. Employee hereby specifically covenants and agrees that Employee will not initiate, or cause to be initiated, any action or cause of action against Employer or any of the other Released Parties in the future asserting any claim covered by the release. Employee further agrees to indemnify Employer and all other Released Parties for (i) any additional sum of money that any of them may hereafter be compelled to pay Employee, and (ii) any of Employer’s or other Released Parties’ legal fees, costs, and expenses associated therewith, on account of Employee bringing or allowing to be brought on Employee’s behalf any legal action based directly or indirectly upon the claims covered by the release.

C.    Noninterference. Nothing in this Agreement shall interfere with Employee’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal or state regulatory or law enforcement agency. However, the consideration provided to Employee in this Agreement shall be the sole relief provided for the claims released herein and Employee will not be entitled to recover and agrees to waive any monetary benefits or recovery against Employer or Released Parties in connection with any such claim, charge, or proceeding without regard to who has brought such claim, charge, or proceeding.

D.    Eligibility for Rehire. Employee acknowledges and agrees that, by signing this Agreement, he is voluntarily giving up any right he may have to maintain an association or employment with Employer or any affiliate or subsidiary of Employer. Employee further agrees not to seek or accept an association or employment with, or to submit an application to, Employer or any affiliate or subsidiary of Employer at any time in the future. Employee further agrees that this Agreement shall act as a complete bar to Employee’s entitlement to any legal, equitable or administrative relief based upon any such denial of employment.

7.    Certain Covenants.

A.    Confidentiality. Employee acknowledges and agrees that the terms and provisions of this Agreement shall not be divulged or disclosed by Employee except as set forth herein. Employee further acknowledges and agrees that Employer may disclose the existence and terms of this Agreement, as well as the circumstances to which it relates, as required by applicable laws and regulations, including without limitation, rules and regulations of the U.S. Securities and Exchange

Commission (Employer shall use its best efforts to provide Employee with advance copies of such disclosure, to the extent practicable). Notwithstanding the foregoing, nothing in this paragraph or its subparts shall prevent the following disclosures of this Agreement by Employee: (i) Employee may disclose the terms of this Agreement to Employee’s attorneys, immediate family members, and tax advisors and (ii) Employee shall be permitted to disclose the terms of this Agreement as required by any court of competent jurisdiction or government agency. Other than the exceptions set forth herein, Employee agrees this Agreement shall not be voluntarily introduced as evidence in any proceeding or in any lawsuit unless required by law or court order or to enforce the terms of this Agreement. Nothing contained in this subparagraph shall prevent Employee from stating that “the matter has been resolved.” Employee covenants and agrees that this confidentiality agreement is contractual and its terms are material to this Agreement. In the event that Employer proves in a legal proceeding that Employee has disclosed the terms of this Agreement or otherwise has breached this confidentiality agreement, Employer shall be entitled to recover its actual damages from Employee, as well as its reasonable expenses, including attorneys’ fees incurred in the prosecution of any legal proceeding.
B.     Non-Disparagement. Employee agrees that he will refrain from engaging in any conduct, verbal or otherwise, that would disparage or harm the reputation of Employer or any other Released Parties. Such conduct shall include, but not be limited to, any negative statements made verbally or in writing by Employee about Employer or any of the Released Parties. Employee’s public and private statements shall conform in all respects, explicitly and implicitly, to Employer’s public statements, in substance as prepared in consultation with Employee or otherwise as may be required by applicable laws, rules or regulations applicable to Employer, with regard to the end of Employee’s service with, and employment by, Employer and any related matters.
C.    Other Employees. Employee agrees that, other than by means of a general advertisement or public solicitation, (i) for a period ending on the first anniversary of the Termination Date, he will not, and will cause any future employer or business in which he is an active investor or of which he has a leadership or management role not to, solicit, directly or indirectly, any persons who are or were employed by Employer at any time on or after January 1, 2013 (“Other Employees”) to terminate their employment with Employer and (ii) for a period ending six months immediately following the Termination Date, he will not, and will cause any future employer or business in which he is an active investor or of which he has a leadership or management role not to, hire any Other Employees; provided, however, that, for all purposes of this Agreement, the term “Other Employees” shall exclude Employee’s current administrative assistant.
D.    Property and Confidential Information. Employee agrees that within three (3) days following the Termination Date and as a condition precedent to Employer making any payments or providing any benefits hereunder, Employee shall return to Employer any and all originals and/or copies of documents relating to the business of Employer or any of the other Released Parties, other than documents, information and other materials directly and primarily relating to Employee’s compensation and benefits (“Employee’s Personal Information”). Employee further agrees that Employee will not directly or indirectly disclose to anyone, or use for Employee’s own benefit or the benefit of anyone other than Employer, any “confidential information” that Employee has received through Employee’s employment with Employer. Confidential information shall include Employer’s business plans and files, financial information, customer information, management and employee information, information regarding Employer’s products, systems, and processes, and any other related information (other than Employee’s Personal Information. Employee further agrees that in the event it appears that Employee will be compelled by law or judicial process to disclose any such confidential information to avoid potential liability, Employee will notify Employer in writing immediately upon Employee’s receipt of a subpoena or other legal process.
8.    Miscellaneous.

A.    Choice of law; Venue. The Parties agree that this Agreement shall be performed in Dallas County, Texas and that the laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this Agreement. The Parties also agree that venue of any action to enforce the provisions of this Agreement, or any document executed in connection herewith, shall be in Dallas County, Texas.
B.    Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties, and supersedes prior understandings and agreements, if any, (including, without limitation, that certain Change in Control and Severance Agreement by and between Employer and Employee), among or between the Parties with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter hereof between and among the Parties which are not fully expressed or incorporated by reference herein.

C.    Amendments. Any modification of this Agreement or additional obligation assumed by any Party in connection with this Agreement shall be binding only if evidenced in writing signed by each Party or an authorized representative of each Party. Additionally, this Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by all Parties.

D.    Severability. The Parties acknowledge and understand that, if any term of this Agreement shall be determined by a court to be illegal, invalid, unconscionable or unenforceable, the remaining provisions will remain effective and legally binding, and the illegal, invalid, unconscionable or unenforceable term shall be deemed not to be a part of this Agreement.

E.    Binding Effect. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, representatives, officers, directors, shareholders, predecessors, successors, parents, subsidiaries, affiliated entities, spouses, agents, attorneys, servants, employees, principals, partners, whether limited or general, and assigns, if any. Each of the Parties represents and warrants that he or it has the authority to act on his or its behalf and to bind him or it to this Agreement.

F.    Disputes Relating to Agreement. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the party prevailing in any such litigation shall recover from the adverse party its actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred in connection with such dispute and litigation. In the event of the violation or threatened violation of any of the covenants and/or promises in this Agreement, the non-breaching party shall be entitled to injunctive relief, both preliminary and final, enjoining and restraining such violation or threatened violation, which injunctive relief shall be in addition to all other remedies available to the non-breaching party, at law or in equity.

G.    Free Will.    Employee and Employer acknowledge that each has had an opportunity to consult with his or its respective attorneys concerning the meaning, import, and legal significance of this Agreement, and each has read this Agreement, as signified by their signatures hereto, and are voluntarily executing same after advice of counsel for the purposes and consideration herein expressed.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the latest date set forth on this page

EMPLOYEE:

Date: April 30, 2013	/s/ Andrew J. Welch
Andrew J. Welch

FELCOR LODGING TRUST
INCORPORATED:

Date: April 30, 2013	/s/ Richard A. Smith
Richard A. Smith
President and Chief Executive Officer

EXHIBIT A

AFFIRMATION
By my signature below, I hereby re-execute and affirm the Severance and Release Agreement, originally signed by me on April 30, 2013, including but not limited to the release and waiver of claims to the extent set forth in the Agreement.

Date: _________ ____, 2013

Andrew J. Welch

EXHIBIT B
SEVERANCE SCHEDULE
This Severance Schedule is incorporated by reference into and made part of the Severance and Release Agreement (the “Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement). The amounts and other benefits set forth below, subject to the terms of the Agreement, are not due, payable, or effective until the later of the twelfth (12th) day following the Termination Date or the expiration of seven (7) days after Employee signs this Agreement and, to the extent relevant, delivers the Affirmation, in either case without revocation (such date being the “Payment Date”).

A.	Severance Pay. 150% of the sum of (i) 2013 base salary ($397,838) and (ii) 2013 target annual bonus ($298,379).

B.
Continued Benefits Offset Payment. $70,295 in lump sum, which amount the parties agree is approximately the same as the aggregate cost of continued coverage under the medical, dental, and vision coverage plans sponsored by Employer under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and otherwise for 24 months.

C.
Outplacement Services. Employer shall provide Employee with outplacement counseling services through a third-party firm selected by Employee that is reasonably acceptable to Employer. Employer shall pay the full cost of any such outplacement services, not to exceed $10,000.

D.
Accelerated Vesting of Contingent or Unvested Compensation. All of Employee's unvested equity compensation, including restricted stock, restricted cash and restricted stock units, shall vest on the Payment Date. With respect to restricted stock units, such units shall, upon vesting, entitle Employee to receive the number of shares of Employer common stock issuable based on relative TSR (as defined in the applicable grant contract) achieved through the Transition Date (using the weighted average trading price of the relevant companies' common stock over the 20 trading days immediately preceding the Transition Date).

E.
2013 Annual Bonus. Employer shall pay, in a lump sum on the Payment Date, an amount equal to Employee's projected 2013 cash bonus, based on known or projected performance through the Termination Date, reduced (if applicable) on a ratable basis to reflect the partial year of service.

F.
Employer-Issued Computers, Etc. Employee may retain all computers, printers, tablets, PDAs, cellphones and similar electronic equipment issued by Employer to Employee in the course of Employee's employment, which equipment shall, after the Payment Date, be the exclusive property of Employee.

G.	Termination Date. December 31, 2013.